Exhibit 99


                                     For more information call:
                                     Rick Van Warner
                                     (813) 961-0944

                   SHELLS SEAFOOD RESTAURANTS, INC.
              NAMES LESLIE CHRISTON CEO AND PRESIDENT

TAMPA, FL, July 1, 2003 - Shells Seafood Restaurants, Inc. (OTC Bulletin
Board: SHLL) today announced that casual dining veteran Leslie Christon will join the company as CEO and President.

Christon, who will begin in the post on July 7, is the former President and COO of Sutton Place Gourmet, Inc., the food market and restaurant owner of Hay Day Markets, Balducci's and Sutton Place Gourmet. Before that she served as President of On the Border Restaurants, a Brinker International casual dining chain, from 1996-2000.

Before heading On the Border Restaurants, Christon served as Senior Vice President of Operations for Red Lobster Restaurants, where she oversaw 127 restaurants with revenues of more than $400 million for two years. Previously she headed operations at Dallas-based El Chico, a 100-unit Mexican restaurant chain.

Christon, no relation to Shells' founder John Christen, got her start in the restaurant business with Steak & Ale Restaurants, holding a variety of management positions at that company during the '70s and early '80s.

"We're very enthused that Leslie is joining us," said Shells' Chairman
Philip Chapman. "Her proven leadership skills and expertise in casual dining, combined with her unwavering commitment to excellence and continuous improvement, are just what we need to take Shells forward."

Christon said she was excited to get started.

"Shells has tremendous potential," Christon said. "The essence of the Shells brand is great food quality and value. Not just value in terms of price and portion size, but the overall value of the experience, making sure that service is friendly and that the atmosphere is enjoyable.

"I'm looking forward to building on the progress that has been made and to helping Shells take operating performance to even higher levels."

Shells manages and operates 28 full service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, crawfish, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.

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